Answers Corporation Reports Fourth Quarter and
Full Year 2005 Financial Results

58% Sequential Revenue Growth

New York, NY, February 16, 2006 - Answers Corporation (NASDAQ: ANSW), creators of Answers.com™, today reported unaudited financial results for its fourth quarter and full year ended December 31, 2005.

“In 2005, we launched Answers.com and successfully put it on the Internet map,” said Bob Rosenschein, Answers’ Chairman and Chief Executive Officer. “We integrate a rich combination of high-quality, credible, and easily accessible reference content, which we constantly grow. Through the frequent appearance of our content in search engine results, our distribution partnerships, and Answers.com’s usefulness and popularity with end-users of all ages, we continually build our traffic. Through our ad partnerships, we continue to translate that traffic into positive new revenue opportunities.”

Q4 2005 Financial Results

•  Answers reported revenues of $889,000 for the fourth quarter of 2005, an increase of 58% compared to the third quarter of 2005.

•  Answers.com ad revenues, which accounted for the vast majority of the Company’s revenues, were $807,000 for the fourth quarter of 2005, compared to $500,000 in the third quarter of 2005, or 61% sequential growth.

•  GAAP operating loss in the fourth quarter of 2005 was $1,979,000, an increase of 61% compared to the third quarter of 2005. The increase was due primarily to the amortization of acquired technology and deferred compensation, and write-off of in-process research and development (IPR&D), resulting from the acquisition of Brainboost Technology, LLC, in December 2005.

•  Non-GAAP operating loss in the fourth quarter of 2005 was $1,074,000, a decrease of 4% compared to the third quarter of 2005.

•  GAAP net loss in the fourth quarter of 2005 was $1,816,000, an increase of 67% compared to the third quarter of 2005. GAAP net loss per share for the fourth quarter of 2005 was $.25 on 7.2 million basic and diluted shares outstanding, compared to $.15 for the third quarter of 2005, on 7.1 million basic and diluted shares outstanding.

•  Non-GAAP net loss in the fourth quarter of 2005 was $912,000, a decrease of 7% compared to the third quarter of 2005. Non-GAAP net loss per share was $.13 for the fourth quarter of 2005, compared to $.14 in the third quarter of 2005.

Non-GAAP operating expenses, Non-GAAP operating loss, Non-GAAP net loss, and Non-GAAP loss per share are computed net of certain material items, as follows: (1) stock-based compensation (2) amortization of acquired technology and deferred compensation, and write-off of in-process research and development (IPR&D), resulting from the acquisition of Brainboost Technology, LLC. On December 1, 2005, the Company acquired Brainboost Technology, LLC, creators of the Brainboost Answer Engine, for $4 million in cash and 439,000 shares of restricted stock, including certain price protection rights. Further details regarding this transaction can be found in the Form 8-K filed with the SEC on December 7, 2005, Commission File No. 1-32255. The Non-GAAP financial measures are provided to enhance the overall understanding of our current financial performance and prospects for the future. Specifically, we believe the Non-GAAP financial measures provided are useful information to both management and investors by excluding certain items that may not be indicative of our core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The Non-GAAP financial measures have been reconciled to the nearest GAAP measure and are included at the end of this release.

Full Year 2005 Financial Results

For the year ended December 31, 2005, Answers reported total revenues of $2,053,000.

GAAP operating loss in 2005 was $6,517,000.

GAAP net loss for 2005 was $6,014,000.

As of December 31, 2005, Answers had cash, cash equivalents and investment securities of approximately $14 million.

Answers employed 48 employees as of December 31, 2005, up from 45 as of September 30, 2005 and 28 as of December 31, 2004.

Due to the change in the Company’s business model in January 2005, the results in 2005 are not easily comparable to the results in 2004; therefore such comparisons were omitted from this press release. Notwithstanding, as required under SEC rules, the Company’s 2005 financial results will be compared to its 2004 financial results in its financial statements that will be included on Form 10-KSB, to be filed no later than March 31, 2006.

Business Outlook - First Quarter 2006

The following business outlook is based on the Company’s current information and expectations as of February 16, 2006. Answers’ business outlook will not be updated until the release of Answers’ next quarterly earnings announcement, notwithstanding subsequent developments; however, Answers may update the outlook or any portion thereof at any time.

Three months ending March 31, 2006
$ (thousands)

Revenues	1,000 - 1,050

Operating loss before stock-based compensation and amortization related to the Brainboost acquisition:

Operating loss	3,900 - 4,000
Less, stock-based compensation	475 - 525
Less, amortization of acquired technology and deferred compensation related to the Brainboost acquisition	2,325 - 2,325

Operating loss before stock-based compensation and amortization related to the Brainboost acquisition:	1,100 - 1,150

A conference call to review the fourth quarter and full year 2005 financial results will follow this release today at 4:30 PM EST. The company’s management will host the call, discuss its quarterly and annual results and will provide insight into its business outlook. The call will be followed by a question and answer session. Investors are invited to listen to the conference call and the replay over the Internet through Answers' Website, within its Investor Relations page at http://ir.answers.com. To listen to the live call via webcast, please go to our Website at least 10 minutes early to connect and register. To dial in to listen and/or submit a question, please dial 800-921-9431 and request the Answers call. For those unable to listen to the live broadcast, a replay will be available on the site shortly after the call, and will remain available on the site for at least one week following the call.

About Answers

Answers Corporation (NASD: ANSW) operates www.answers.com, which supplies answers covering over 2.5 million topics to curious Internet users. Answers.com offers clear, authoritative content drawn from over 100 high-quality titles, as well as writing by its own editorial team. Founded in 1999 by CEO Bob Rosenschein, Answers Corporation also partners with, among others, Firefox, Opera, The New York Public Library and A9.com. For investment information, visit ir.answers.com.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to, statements regarding future market opportunity and future financial performance. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, but not limited to, our inability to increase the number of persons who use our products, our inability to increase the number of partners who will generate increased traffic to our sites, our failure to improve the monetization of our products, a change in the algorithms and methods used by search engines to identify web pages towards which traffic will ultimately be directed or a decision to otherwise restrict the flow of users visiting www.answers.com, a decision by Google, Inc. to discontinue directing user traffic to www.answers.com through its definition link and other risk factors identified from time to time in our SEC filings, including, but not limited to, our registration statement on Form S-3 filed in January 2006. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.answers.com. The information in Answers' website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to follow)

Investor Contact:

Bruce D Smith, CFA, VP Investor Relations and Strategic Development
bruce@answers.com, +1-646-502-4780

Press Contact:

Jay Bailey, Director of Marketing
j@answers.com, +1-888-248-9613

Answers Corporation

Reconciliation of Non-GAAP results of operations measures
to the nearest comparable GAAP measures

	Year ended December 31, 2005
	Actual	Adjustments	Non-GAAP Results
	$	$	$

Revenues	2,053,095		2,053,095

Cost of revenue	1,002,531	(1)1,320	1,001,211
Research and development	2,345,361	(1)32,151	1,443,988
		(2)869,222
Sales and marketing	1,817,723	(1)214,664	1,603,059
General and administrative	3,404,440	(1)822,971	2,581,469
Total operating expenses	8,570,055	1,940,328	6,629,727

Operating loss	(6,516,960)		(4,576,632)

Interest income, net	555,256		555,256
Other expense, net	(42,248)		(42,248)

Loss before income taxes	(6,003,952)		(4,063,624)

Income taxes	(9,550)		(9,550)

Net loss	(6,013,502)		(4,073,174)

Net loss per share - basic and diluted	(0.88)		(0.60)

Shares used in per share calculation - basic and diluted	6,840,362		6,840,362

(1) To eliminate stock-based compensation costs.
(2) To eliminate the following charges, all related to the acquisition of the Brainboost answer engine in December 2005:
•  $74,381 amortization of acquired technology, the remainder of $5,207,000 to be amortized through December 2011.
•  $697,791 amortization of deferred compensation, the remainder of $3,489,000 to be amortized through May 2006.
•  $97,050 in-process research and development (“IPR&D”) charge.

	Three months ended December 31, 2005			Three months ended September 30, 2005
	Actual	Adjustments	Non-GAAP Results	Actual	Adjustments	Non-GAAP Results
	$	$	$	$	$	$

Revenues	889,334		889,334	563,576		563,576

Cost of revenue	291,480	(1)330	291,150	251,254		251,254
Research and development	1,281,389	(1)944	411,223	335,650	(1)354	335,296
		(2)869,222
Sales and marketing	492,586	(1)354	492,232	512,707	(1)944	511,763
General and administrative	802,392	(1)33,522	768,870	691,311	(1)103,875	587,436
Total operating expenses	2,867,847	904,372	1,963,475	1,790,922	105,173	1,685,749

Operating loss	(1,978,513)		(1,074,141)	(1,227,346)		(1,122,173)

Interest income, net	168,126		168,126	156,536		156,536
Other expense, net	(6,879)		(6,879)	(14,641)		(14,641)

Loss before income taxes	(1,817,266)		(912,894)	(1,085,451)		(980,278)

Income taxes	1,029		1,029	(4,904)		(4,904)

Net loss	(1,816,237)		(911,865)	(1,090,355)		(985,182)

Net loss per share - basic and diluted	(0.25)		(0.13)	(0.15)		(0.14)

Shares used in per share calculation - basic and diluted	7,230,494		7,230,494	7,069,553		7,069,553

(1) To eliminate stock-based compensation costs
(2) To eliminate the following charges, all related to the acquisition of the Brainboost answer engine in December 2005:
•  $74,381 amortization of acquired technology, the remainder of $5,207,000 to be amortized through December 2011.
•  $697,791 amortization of prepaid compensation, the remainder of $3,489,000 to be amortized through May 2006.
•  $97,050 in-process research and development charge.

Answers Corporation
Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
	2005	2004
	$	$
Assets

Current assets:
Cash and cash equivalents	2,839,961	1,565,415
Investment securities	11,163,073	5,850,000
Accounts receivable	450,773	18,145
Other prepaid expenses and other current assets	349,263	259,674
Total current assets	14,803,070	7,693,234

Long-term deposits (restricted)	211,497	167,304

Deposits in respect of employee severance obligations	610,222	462,735

Property and equipment, net	596,597	305,804

Other assets:
Intangible assets, net	5,383,516	111,289
Prepaid expenses, long-term	254,200	147,000
Deferred tax asset, long-term	13,157	19,817
Total other assets	5,650,873	278,106

Total assets	21,872,259	8,907,183

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	304,748	172,029
Accrued expenses	673,141	422,465
Accrued compensation	321,740	259,872
Deferred revenues, short-term	66,916	150,147
Total current liabilities	1,366,545	1,004,513

Long-term liabilities:
Liability in respect of employee severance obligations	622,430	531,224
Deferred tax liability, long-term	97,855	94,965
Deferred revenues, long-term	441,548	452,359
Total long-term liabilities	1,161,833	1,078,548

Stockholders' equity:
Common stock; $0.001 par value	7,665	4,921
Additional paid-in capital	69,492,198	47,488,072
Deferred compensation	(3,517,844)	(45,146)
Accumulated other comprehensive loss	(28,519)	(27,608)
Accumulated deficit	(46,609,619)	(40,596,117)
Total stockholders' equity	19,343,881	6,824,122

Total liabilities and stockholders' equity	21,872,259	8,907,183